Exhibit 99.5

The following is an FAQ made available to employees of Xilinx, Inc. on October 27, 2020.

Announcement Questions and Answers

Angela Volfer

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Published today

We know this transaction will surface questions specific to the pending acquisition of Xilinx by AMD. While we aspire for transparency, in some instances we will not be able to provide specific answers due to regulatory processes. Feel free to ask questions in the comments section below. We are committed to answering what we can, as work progresses and when legally allowed.

Deal / Business

•	Who is AMD? Why is Xilinx being acquired by AMD?
AMD is a U.S. semiconductor company, headquartered in Santa Clara, California, and with operations worldwide, that drives innovation in high-performance computing, graphics, and visualization technologies ― the building blocks for gaming, immersive platforms, and the data center. AMD has ~13,000 employees; $6.7B revenue (2019) with operations spanning over 35 locations worldwide. At transaction close, we expect the combined company to offer one of the most comprehensive portfolios of high performance and adaptive computing products in the industry, including CPUs, GPUs, FPGAs, and Adaptive SOCs. The combination will enable us to take a leadership position, accelerating a diverse set of emerging workloads from AI to smart networking and software-defined infrastructure.
•	Xilinx announced a new strategy in early 2018, when Victor became CEO. The sense was that we were on a strong, independent path. Why are we doing this transaction now? Is this an acquisition or a merger?
While Xilinx was comfortable with its independent path, Victor and our Board of Directors felt that the combination with AMD offered clear strategic benefits when coupled with a meaningful premium and future participation in the upside created from the combination. We are entering into a new era where the pace of innovation is accelerating. To define and capitalize on this new era requires computing technologies that are not only high performance but also adaptive to meet the needs of a full range of workloads. AMD is acquiring Xilinx.
•	What is AMD’s growth strategy?
High-performance computing has been the foundation of AMD’s strategic focus for many years now and AMD sees a growing demand in the cloud, at the edge, and across a growing number of intelligent end devices. This will enable a host of new experiences and services that were previously impossible. AMD has seen very strong growth in its existing product portfolio, as its premium leadership products have gained share in the market, increased revenue and gross margin, and expanded its customer base. To further its growth strategy, AMD sees a strategic opportunity to expand into a broader set of compute engines that will enable it to enhance its customer offerings at the forefront of the industry across a diverse set of emerging workloads, from AI to smart networking and software-defined infrastructure. This acquisition will further extend the combined companies' leadership IP and go-to-market capabilities as it pursues an ambitious goal to make AMD a best-in-class growth franchise.
•	What is the impact on Xilinx between now and when the transaction closes at the end of calendar year 2021?
We expect to close the transaction by the end of calendar 2021, subject to customary conditions, including regulatory and shareholder approvals. Until close, Xilinx and AMD will continue to operate as independent companies, which means that everything remains business as usual for the time being. It’s important that all Xilinx employees remain focused on maintaining the same level of service to our customers and other stakeholders that we’ve always strived for. We want a strong close to the last chapter of Xilinx. Most employees will likely see little change in day-to-day responsibilities; some may be engaged in joint integration discovery and planning to help determine the future combined state.

•	What does this announcement mean for Xilinx’s customers, partners, and suppliers?
Until the close of the transaction, it’s business as usual for our two separate, independent companies. We remain committed to all our customers and do not see that changing after close. Together, we expect that the combined company will enhance our ability to meet the needs of our customers and partners and will accelerate the impact we can have on our customers’ ability to drive innovation in their industries. Communications to customers and partners are going out this week; follow-on meetings will be scheduled as appropriate.
•	Why is this an all-stock transaction?
AMD was viewed by Victor and our Board as the logical strategic partner for Xilinx. Based on the size of the transaction, AMD needed to offer a significant amount of stock. The Board carefully considered the value of their shares being offered and felt that an all-stock transaction was compelling given the meaningful upfront premium as well as the opportunity for Xilinx stockholders to share in the future value creation from the combined company.
•	What was the rationale behind the exchange ratio?
The exchange ratio of 1.7234 was calculated as a function of an offer price of $143 per Xilinx share divided by the Trailing 10-day volume-weighted average trading price for AMD shares leading up to and including October 8, the day the transaction was publicly rumored in the press.

People

•	How are AMD’s values and culture like ours?
AMD and Xilinx have a shared vision and a common passion for solving complex customer problems. Combined, we will have more than ~17,000 talented employees working towards a common goal to accelerate high-performance and adaptive computing, and drive innovation for our customers. Both companies have a deep history of innovation, execution, and customer-centricity, and we share a common vision for the future of high-performance and adaptive computing. Several Xilinx leaders (including Victor, who previously worked at AMD) and product/engineering teams know each other well, having collaborated together over the last several years.
•	What will happen to my Xilinx Restricted Stock Units (RSUs) during this pre- and post-close period? Can employees sell Xilinx stock? Are there any restrictions to my stock holdings and ability to exercise?
Until the close of the transaction, it’s business as usual for our two separate, independent companies; Xilinx RSUs will continue to vest during this period per our normal vesting schedule. Xilinx employees can continue to sell stock (unless you’ve been notified otherwise by Legal), subject to normal blackout periods. Post-close, Xilinx RSUs will be converted into AMD RSUs (with equivalent terms).
•	Will there be layoffs (as a result of this transaction)? If so, will there be severance?
AMD fully recognizes the expertise and professionalism of the people who make up the Xilinx team. We expect that the net reductions in the workforce will be fairly modest, for a transaction of this size, given the substantial growth opportunities afforded by the combined company’s growth profile at scale. After transaction close, we will identify cost synergies, deployment opportunities, and through that process, we may identify a small number of redundant positions which will be eliminated. However, given the rate and pace of growth expected from the combined companies, as well as the R&D demands from growing markets, we expect that the opportunities for redeployment of talent will be significant. We will be transparent and timely about impacts and employees will be offered a financial transition plan.
•	How will this impact the projects that have been approved for FY21 and our goals for the year?
Our strategy and business priorities remain unchanged. We will continue to operate as an independent company until the transaction is closed. We need to focus on executing second half FY21 commitments as well as our FY22 planning with goals, new initiatives, a balanced operating plan, sales targets, etc. In some areas, we will adjust projects and/or priorities given we expect the transaction to close in 2021. It will take some time to determine what adjustments are appropriate so for the near-term everyone should continue executing current plans.
•	How will this impact our compensation and benefits? Will there be a bonus and raises for FY21 Focal?
We do not expect any changes to our comp and benefit programs as we will continue to operate independently through transaction closes. Competitive compensation and benefits are critical to attracting and retaining our amazing talent, which means we will continue to design compensation and benefit programs in the best interest of Xilinx employees, including a robust end of year Focal.

Products

•	How does this impact our product roadmaps?
For now, it’s business as usual, and vitally important that we remain focused on executing our existing leadership roadmap, gaining share with our current/planned products, and capitalizing on our very strong growth opportunities in the near-term. We will review the respective companies’ product roadmaps and determine the most effective way to integrate product schedules and roadmaps once closed, as appropriate.

Integration / Next Steps

•	Can we reach out to/interact with AMD employees? What if we know them socially?
Until the transaction closes, Xilinx and AMD will continue to operate as separate, independent companies. Everything remains business as usual for the time being. Accordingly, the transaction should not be discussed, nor of course, may there be any joint sales calls (presuming such calls didn’t occur pre-announcement), discussions of joint roadmap opportunities, conversations about pricing/margins, etc. Some employees will likely be asked to engage in joint integration discovery and planning in the weeks ahead. Details will be shared when available. If you know AMD employees socially, you should be cautious about what you share and treat all Xilinx confidential information as still confidential.
•	What is the integration plan and how will I get information specific to my job?
We plan to be as transparent as possible throughout and will provide additional information on the process and outcomes as we move forward. AMD and Xilinx will begin integration planning but will not implement plans or begin combining operations in any way until after closing. We expect that the AMD team will look to commence integration discovery and planning in the weeks ahead; it is still very early in the process, so details have yet to be worked out. Furthermore, a dedicated joint team will be focused on determining how best to bring Xilinx and AMD together and capitalize on the strengths and talent across each organization after close.
•	What regulatory approval and from which countries are needed for this deal to close?
Given the size of the transaction, anti-trust approvals will be required from the U.S., EU, and China, among other countries.
•	Can I talk about this deal on myXilinx, Slack, or on Social Media or other external sources?
You can re-tweet or re-post company issued content. Other than that, no – you should not share personal commentary on the transaction. Because this transaction requires approval by both the shareholders of Xilinx and AMD, there are SEC rules that require the filing of certain written communications. It’s best to limit your commentary to avoid the possibility of your communications becoming publicly known and on file with the SEC. You should also refrain from disclosing any non-public information about Xilinx or the transaction. For more information, please review the SEC 425 Filing Considerations on myXilinx.

Important Information about the Merger and Where to Find It

In connection with the proposed transaction, Advanced Micro Devices, Inc. (“AMD”) intends to file with the Securities and Exchange Commission (“SEC”) a registration statement on Form S-4 that will include a joint proxy statement of Xilinx, Inc. (“Xilinx”) and AMD and that will constitute a prospectus with respect to shares of AMD’s common stock to be issued in the proposed transaction (“Joint Proxy Statement/Prospectus”). Each of Xilinx and AMD may also file other documents with the SEC regarding the proposed transaction. This document is not a substitute for the Joint Proxy Statement/Prospectus or any other document which Xilinx or AMD may file with the SEC. INVESTORS, XILINX STOCKHOLDERS AND AMD STOCKHOLDERS ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND ANY OTHER RELEVANT DOCUMENTS THAT ARE OR WILL BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND RELATED MATTERS. Investors, Xilinx stockholders and AMD stockholders will also be able to obtain free copies of the Joint Proxy Statement/Prospectus (when available) and other documents containing important information about Xilinx, AMD and the proposed transaction that are or will be filed with the SEC by Xilinx or AMD through the website maintained by the SEC at www.sec.gov. Copies of the documents filed with the SEC by AMD will also be available free of charge on AMD’s website at ir.AMD.com or by contacting AMD’s Corporate Secretary by email at Corporate.Secretary@AMD.com. Copies of the documents filed with the SEC by Xilinx will also be available free of charge or by contacting Xilinx’s investor relations department at the following:

Xilinx, Inc.
2100 Logic Drive
San Jose, California 95124
Attention: Investor Relations
(408) 559-7778
ir@xilinx.com
www.investor.xilinx.com

Participants in the Solicitation

Xilinx or AMD and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding Xilinx’s directors and executive officers, including a description of their direct or indirect interests, by security holdings or otherwise, is contained in Xilinx’s proxy statement for its 2020 annual meeting of stockholders which was filed with the SEC on June 19, 2020. Information regarding AMD’s directors and executive officers, including a description of their direct or indirect interests, by security holdings or otherwise, is contained in AMD’s proxy statement for its 2020 annual meeting of stockholders which was filed with the SEC on March 26, 2020. Additional information regarding the direct and indirect interests of the participants in the solicitation of proxies in connection with the proposed transaction, including the interests of Xilinx and AMD directors and executive officers in the transaction, which may be different than those of Xilinx and AMD stockholders generally, will be contained in the Joint Proxy Statement/Prospectus and any other relevant documents that are or will be filed with the SEC relating to the transaction. You may obtain free copies of these documents using the sources indicated above.

No Offer or Solicitation

This communication is not intended to and shall not constitute an offer to sell or the solicitation of an offer to buy or sell any securities or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Cautionary Note Regarding Forward-Looking Statements

This communication contains “forward-looking statements” within the meaning of the federal securities laws, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on Xilinx’s current expectations, estimates and projections about the expected date of closing of the proposed transaction and the potential benefits thereof, its business and industry, management’s beliefs and certain assumptions made by Xilinx and AMD, all of which are subject to change. In this context, forward-looking statements often address expected future business and financial performance and financial condition, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “could,” “seek,” “see,” “will,” “may,” “would,” “might,” “potentially,” “estimate,” “continue,” “expect,” “target,” similar expressions or the negatives of these words or other comparable terminology that convey uncertainty of future events or outcomes. All forward-looking statements by their nature address matters that involve risks and uncertainties, many of which are beyond our control, and are not guarantees of future results, such as statements about the consummation of the proposed transaction and the anticipated benefits thereof. These and other forward-looking statements, including the failure to consummate the proposed transaction or to make or take any filing or other action required to consummate the transaction on a timely matter or at all, are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed in any forward-looking statements. Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in such statements and, therefore, you should not place undue reliance on any such statements and caution must be exercised in relying on forward-looking statements. Important risk factors that may cause such a difference include, but are not limited to: (i) the completion of the proposed transaction on anticipated terms and timing, including obtaining shareholder and regulatory approvals, anticipated tax treatment, unforeseen liabilities, future capital expenditures, revenues, expenses, earnings, synergies, economic performance, indebtedness, financial condition, losses, future prospects, business and management strategies for the management, expansion and growth of Xilinx’s and AMD’s businesses and other conditions to the completion of the transaction; (ii) failure to realize the anticipated benefits of the proposed transaction, including as a result of delay in completing the transaction or integrating the businesses of Xilinx and AMD; (iii) the impact of the COVID-19 pandemic on Xilinx’s business and general economic conditions; (iv) Xilinx’s ability to implement its business strategy; (v) pricing trends, including Xilinx’s and AMD’s ability to achieve economies of scale; (vi) potential litigation relating to the proposed transaction that could be instituted against Xilinx, AMD or their respective directors; (vii) the risk that disruptions from the proposed transaction will harm Xilinx’s or AMD’s business, including current plans and operations; (viii) the ability of Xilinx or AMD to retain and hire key personnel; (ix) potential adverse reactions or changes to business relationships resulting from the announcement or completion of the proposed transaction; (x) uncertainty as to the long-term value of AMD common stock; (xi) legislative, regulatory and economic developments affecting Xilinx’s and AMD’s businesses; (xii) general economic and market developments and conditions; (xiii) the evolving legal, regulatory and tax regimes under which Xilinx and AMD operate; (xiv) potential business uncertainty, including changes to existing business relationships, during the pendency of the merger that could affect Xilinx’s and/or AMD’s financial performance; (xv) restrictions during the pendency of the proposed transaction that may impact Xilinx’s or AMD’s ability to pursue certain business opportunities or strategic transactions; (xvi) unpredictability and severity of catastrophic events, including, but not limited to, acts of terrorism or outbreak of war or hostilities, as well as Xilinx’s and AMD’s response to any of the aforementioned factors; (xvii) geopolitical conditions, including trade and national security policies and export controls and executive orders relating thereto; (xviii) Xilinx’s ability to provide a safe working environment for members during the COVID-19 pandemic; and (xix) failure to receive the approval of the stockholders of AMD and/or Xilinx. These risks, as well as other risks associated with the proposed transaction, are more fully discussed in the joint proxy statement/prospectus to be filed with the U.S. Securities and Exchange Commission in connection with the proposed transaction. While the list of factors presented here is, and the list of factors presented in the joint proxy statement/prospectus will be, considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward looking statements. Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on Xilinx’s or AMD’s consolidated financial condition, results of operations, or liquidity. Neither Xilinx nor AMD assumes any obligation to publicly provide revisions or updates to any forward-looking statements, whether as a result of new information, future developments or otherwise, should circumstances change, except as otherwise required by securities and other applicable laws.